Exhibit 3.4

                            AMENDED AND RESTATED
                                   BYLAWS

                                     OF

                            TOKHEIM CORPORATION

                       (Dated as of October 20, 2000)



                                 ARTICLE I

                          Meetings of Shareholders

            Section 1.1 Annual Meetings. Annual meetings of the shareholders of the Corporation shall be held in March of each year, on such date and at such hour and place within or without the State of Indiana as shall be designated by the Board of Directors. The Board of Directors may, by resolution, change the date, time or place of such annual meeting. If the day fixed for any annual meeting of shareholders shall fall on a legal holiday, then such annual meeting shall be held on the first following day that is not a legal holiday.

            Section 1.2 Special Meetings. Special meetings of the shareholders of the Corporation may be called at any time by a majority of the Board of Directors, the Chairman of the Board or the President and shall be called by the Board of Directors if the Secretary receives written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one (1) or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand. The Board of Directors or the Chairman of the Board, as the case may be, calling a special meeting of shareholders shall set the date, time and place of such meeting, which may be held within or without the State of Indiana.

            Section 1.3 Notices. A written notice, stating the date, time and place of any meeting of the shareholders, and in the case of a special meeting the purpose or purposes for which such meeting is called, shall be delivered or mailed by the Secretary of the Corporation, to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting no fewer than ten (10) nor more than sixty (60) days before the date of the meeting. In the event of a special meeting of shareholders required to be called as the result of a demand therefor made by shareholders, such notice shall be given no later than the sixtieth (60th) day after the Corporation's receipt of the demand requiring the meeting to be called. Notice of shareholders' meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his address shown in the Corporation's current record of shareholders.

            Notice of a meeting of shareholders shall be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the Corporation's Restated Articles of Incorporation, merger or share exchange to which the Corporation would be a party, sale of the Corporation's assets, dissolution of the Corporation, or consideration of voting rights to be accorded to shares acquired or to be acquired in a "control share acquisition" ( as such term is defined in the Indiana Business Corporation Law). Except as required by the foregoing sentence or as otherwise required by the Indiana Business Corporation Law or the Corporation's Restated Articles of Incorporation, notice of a meeting of shareholders is required to be given only to shareholders entitled to vote at the meeting.

            A shareholder or his proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation's records. A shareholder's attendance at a meeting, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter when it is presented. Each shareholder who has in the manner above provided waived notice or objection to notice of a shareholders' meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

            If an annual or special shareholders' meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

            Section 1.4 Voting. Except as otherwise provided by the Indiana Business Corporation Law or the Corporation's Restated Articles of Incorporation, each share of the capital stock of any class of the Corporation that is outstanding at the record date established for any annual or special meeting of shareholders and is outstanding at the time of and represented in person or by proxy at the annual or special meeting, shall entitle the record holder thereof, or his proxy, to one (1) vote on each matter voted on at the meeting.

            Section 1.5 Quorum. Unless the Corporation's Restated Articles of Incorporation or the Indiana Business Corporation Law provide otherwise, at all meetings of shareholders a majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders' meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

            Section 1.6 Vote Required to Take Action. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, except as the Corporation's Restated Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes. Directors shall be elected by a plurality of the votes properly cast.

            Section 1.7 Record Date. Only those persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders' meeting who shall appear as shareholders upon the books of the Corporation as of the record date for such meeting set by the Board of Directors, which date may not be earlier than the date seventy (70) days immediately preceding the meeting. In the absence of such determination, the record date shall be the fiftieth (50th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders shall be determined as of the close of business on the record date.

            Section 1.8 Proxies. A shareholder may vote his shares either in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder (including authorizing the proxy to receive, or to waive, notice of any shareholders' meetings within the effective period of such proxy) by signing an appointment form either personally or by the shareholder's attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for eleven (11) months unless a shorter or longer period is expressly provided in the appointment form. The proxy's authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment form. Subject to the Indiana Business Corporation Law and to any express limitation on the proxy's authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy's vote or other action as that of the shareholder making the appointment.

            Section 1.9 Removal of Directors. Subject to the provisions of
Article XI of the Corporation's Restated Articles of Incorporation and the terms of any Special Shares properly issued by the Corporation, any or all of the members of the Board of Directors may be removed, with or without cause, only at a meeting of the shareholders called expressly for that purpose, by a vote of the holders of shares representing seventy-five percent (75%) of the votes then entitled to be cast at an election of Directors.

            Section 1.10 Participation by Conference Telephone. The Chairman of the Board or the Board of Directors may permit any or all shareholders to participate in an annual or special meeting of shareholders by, or through the use of, any means of communication, such as conference telephone, by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting by such means shall be deemed to be present in person at the meeting.

            Section 1.11 Notice of Shareholder Business.

                  (a) At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before a meeting, business must be:

                              (i) specified in the notice of
      meeting given in accordance with Section 1.3 of this Article I,

                              (ii) otherwise properly brought
      before the meeting by or at the direction of the Board of Directors or the Chief Executive Officer, or

                              (iii) otherwise properly brought
      before the meeting by a shareholder.

                  (b) For business to be properly brought before a meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal office of the Corporation, not less than 50 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 60 days' notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was given. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting:

                              (i) a brief description of the
      business desired to be brought before the meeting,

                              (ii) the name and address, as they
      appear on the Corporation's stock records, of the shareholder proposing such business,

                              (iii) the class and number of shares
      of the Corporation which are beneficially owned by the shareholder, and

                              (iv) any interest of the shareholder in
      such business.

            Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 1.11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the Bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

            Section 1.12 Notice of Shareholder Nominees. Nominations of persons for election to the Board of Directors of the Corporation may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting. Shareholder nominations shall be made pursuant to timely notice given in writing to the Secretary of the Corporation in accordance with Section 1.11 of this Article I. Such shareholder's notice shall set forth, in addition to the information required by Section 1.11, as to each person whom the shareholder proposes to nominate for election or reelection as a Director:

                  (a) the name, age, business address and residence address of such person,

                  (b) the principal occupation or employment of such person,

                  (c) the class and number of shares of the Corporation which are beneficially owned by such person,

                  (d) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), and

                  (e) the qualifications of the nominee to serve as a Director of the Corporation. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section
1.12. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


                                 ARTICLE II

                                 Directors

            Section 2.1 Number and Terms. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of between seven (7) and fifteen (15) Directors. The number of directors may change from time to time as provided by these Bylaws or the Restated Articles of Incorporation.

            The six (6) new directors that are designated to replace the four (4) temporary directors, as described in Section 6.1 of the Restated Articles of Incorporation, may consist in whole or in part of the temporary directors. This paragraph may not be amended other than by the unanimous vote or consent of the Board of Directors.

            Under Section 11.6(c) of the Restated Articles of Incorporation, the holders of a majority of the outstanding Series A Senior Preferred Stock shall be entitled to elect two (2) (and shall be entitled to elect a majority in accordance with Section 11.6(d) following a Payment Default) directors to the Board of Directors of the Corporation, voting as a separate class. Such right shall be applicable regardless of the number of directors on the board and shall not be limited to instances where the total number of directors is equal to nine (9) or fifteen(15). This paragraph may not be amended other than by the unanimous vote or consent of the Board of Directors.

            The Directors shall be divided into three (3) groups (with each group containing one-third (1/3) the total as near as may be) whose terms expire on successive years; and at each annual meeting of shareholders, the Directors chosen to succeed those, whose terms then expire, shall be identified as being of the same group as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of shareholders.

            Despite the expiration of a Director's term, the Director shall continue to serve until his successor is elected and qualified, or until the earlier of his death, resignation, disqualification or removal, or until there is a decrease in the number of Directors. Except as otherwise provided in the Restated Articles of Incorporation, any vacancy occurring in the Board of Directors, from whatever cause arising, shall be filled by selection of a successor by a majority vote of the remaining members of the Board of Directors (although less than a quorum); provided, however, that if such vacancy or vacancies leave the Board of Directors with no members or if the remaining members of the Board are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director's predecessor was elected. In the event the Board of Directors shall increase the total number of its members within the limits provided in the Restated Articles of Incorporation, the Board of Directors shall be authorized to assign such additional member or members to such class of Directors as it deems appropriate and to fill such vacancy for the term of that class to which such additional member or members are assigned.

            The Directors and each of them shall have no authority to bind the Corporation except when acting as a Board.

            Section 2.2 Quorum and Vote Required to Take Action. A majority of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Indiana Business Corporation Law, the Corporation's Restated Articles of Incorporation or these Bylaws.

            Section 2.3 Annual and Regular Meetings. The Board of Directors shall meet annually, without notice, immediately following the annual meeting of the shareholders, for the purpose of transacting such business as properly may come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times and at such places as shall be fixed by resolution adopted by the Board of Directors and specified in a notice of each such regular meeting, or otherwise communicated to the Directors. The Board of Directors may at any time alter the date for the next regular meeting of the Board of Directors.

            Section 2.4 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or a majority of the members of the Board of Directors upon not less than twenty-four (24) hours' notice given to each Director of the date, time and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. Such notice may be communicated in person (either in writing or orally), by telephone, telegraph, teletype or other form of wire or wireless communication, or by mail, and shall be effective at the earlier of the time of its receipt or, if mailed, five (5) days after its mailing. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes or corporate records. A Director's attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director's arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

            Section 2.5 Written Consents. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this
Section 2.5 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. A consent signed under this Section 2.5 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.

            Section 2.6 Participation by Conference Telephone. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

            Section 2.7 Committees.

                  (a) The Board of Directors shall appoint an Audit Committee comprised only of nonofficer members of the Board of Directors, which shall arrange the details of the annual audit of the Corporation and shall recommend to the Board of Directors independent auditors to be presented for consideration by the shareholders. The Board of Directors shall also appoint a Compensation Committee, comprised only of nonofficer members of the Board of Directors, which shall make recommendations to the Board of Directors concerning officers' salaries and other compensation.

                  (b) The Board of Directors may create one (1) or more other committees and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. Each committee may have one (1) or more members, and all the members of a committee shall serve at the pleasure of the Board of Directors.

                  (c) To the extent specified by the Board of Directors in the resolution creating a committee, each committee may exercise all of the authority of the Board of Directors; provided, however, that a committee may not:

                              (i) authorize dividends or other
      distributions, except a committee (or a senior executive officer of the Corporation) may authorize or approve a reacquisition of shares or other distribution if done according to a formula or method or within a range prescribed by the Board of Directors;

                              (ii) approve or propose to shareholders action that is required to be approved by shareholders;

                              (iii)fill vacancies on the Board of
      Directors or on any of its committees;

                              (iv) amend the Corporation's Restated
      Articles of Incorporation under IC 23-1-38-2;

                              (v) adopt, amend, repeal, or waive
      provisions of these Bylaws;

                              (vi) approve a plan of merger not
      requiring shareholder approval; or

                              (vii) authorize or approve the
      issuance or sale or a contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the Board of Directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits prescribed by the Board of Directors.

                  (d) Except to the extent inconsistent with the resolutions creating a committee, Sections 2.1 through 2.6 of these Bylaws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements and telephone participation in meetings of the Board of Directors, apply to each committee and its members as well.

            Section 2.8 Compensation. The Board of Directors may fix fees and expenses paid to Directors for attending meetings, and any other compensation paid to Directors by resolution.


                                ARTICLE III

                                  Officers

            Section 3.1 Designation, Selection and Terms. The officers of the Corporation shall consist of a Chief Executive Officer (CEO) and/or President, one or more Vice Presidents, Chief Financial Officer or Treasurer, and Secretary. The Board of Directors may also elect such other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In addition, the CEO or the President may, by a certificate of appointment creating the office and defining the duties thereof delivered to the Secretary for inclusion with the corporate records, from time to time create and appoint such assistant officers as they deem desirable. The officers of the Corporation shall be elected by the Board of Directors (or appointed by the CEO or the President as provided above) and need not be selected from among the members of the Board of Directors, except for the Chairman of the Board, President and Chief Executive Officer, who shall be a member of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to officers appointed by the CEO or the President, also at the pleasure of such officers. The election or appointment of an officer does not itself create contract rights.

            Section 3.2 Removal. The Board of Directors may remove any officer at any time with or without cause. An officer appointed by the Chairman of the Board or the President may also be removed at any time, with or without cause, by either of such officers. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors (or by appointment by the Chairman of the Board or the President to the extent provided in Section 3.1 of these Bylaws).

            Section 3.3 Chairman of the Board. The Chairman of the Board shall be the chief executive and principal policy-making officer of the Corporation. Subject to the authority of the Board of Directors, he shall formulate the major policies to be pursued in the administration of the Corporation's affairs. He shall study and make reports and recommendations to the Board of Directors with respect to major problems and activities of the Corporation and shall see that the established policies are placed into effect and carried out under the direction of the President. The Chairman of the Board shall, if present, preside at all meetings of the shareholders and of the Board of Directors.

            Section 3.4 President. Subject to the provisions of Section 3.3, the President shall be the chief operating officer of the Corporation, shall exercise the powers and perform the duties which ordinarily appertain to that office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors and by the Chairman of the Board, or as may be provided for in these Bylaws. In connection with the performance of his duties, he shall keep the Chairman of the Board fully informed as to all phases of the Corporation's activities. In the absence of the Chairman of the Board, the President shall preside at meetings of the shareholders and of the Board of Directors.

            Section 3.5 Executive Vice President. The Executive Vice President shall perform such duties as are assigned by the Board of Directors or the President, shall perform the duties of the President in case of the absence of the President and the Chairman of the Board, and shall report to the President regarding his official activities.

            Section 3.6 Vice Presidents. Each Vice President shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the President may, from time to time, delegate to him, and shall report to the President regarding his official activities. The Board of Directors shall also be empowered to specifically designate said Vice President as "Group Vice President," "Senior Vice President," or with any other title descriptive of the Vice President's position.

            Section 3.7 Chief Financial Officer. The Chief Financial Officer shall have charge of the Corporation's fiscal affairs and keep and hold all moneys, bonds and securities belonging to the Corporation as ordered by the Board of Directors. He shall keep or cause to be kept a correct account and record of the financial affairs of the Corporation in proper books. He shall report to the President regarding his official activities. He shall also be responsible for causing the Corporation to furnish financial statements to its shareholders pursuant to IC 23-1-53-1.

            Section 3.8 Treasurer. If the Board of Directors shall not elect a Chief Financial Officer, then it shall elect a Treasurer in lieu of a Chief Financial Officer.

            Section 3.9 Secretary. The Secretary shall be the custodian of the books, papers and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by IC 23-1-52-1 (other than accounting records) and that the Corporation files with the Indiana Secretary of State the annual report required by IC 23-1-53-3. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and he shall perform all of the other duties usual in the office of Secretary of a corporation. The Secretary shall report to the President regarding his official activities.

            Section 3.10 Assistant Officers. An assistant officer shall have and perform the duties and powers of his principal in case of the principal's absence or inability to act, and his duties shall be such as to properly supplement the duties, powers, and functions of the principal officer and as directed by such principal officer and the Board of Directors; and such assistant officer shall report to his superior officer and to the President as to his official activities.

            Section 3.11 Salary. The Board of Directors may, at its discretion, from time to time, fix the salary of any officer by resolution included in the minute book of the Corporation.


                                 ARTICLE IV

                                   Checks

            All checks, drafts or other orders for payment of money shall be signed in the name of the Corporation by such officers or persons as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation; and in the absence of such designation, such checks, drafts or other orders for payment shall be signed by either the President or the Chief Financial Officer. If no Chief Financial Officer position exists, then said responsibilities shall be performed by the Treasurer.


                                 ARTICLE V

                                   Loans

Any one of the Chairman of the Board, Chief Executive Officer and/or President, Executive Vice President, or any Vice President, Secretary, and/or Chief Financial Officer or Treasurer, is authorized and empowered to negotiate and make any loan for money from any bank or banking institution or other corporation or person, and to make, deliver and fully execute any promissory note, or other evidence of indebtedness for or on account of said borrowed money, and to accept the proceeds of said loan.